Exhibit 10.1

February 28, 2005

John A. Mongelluzzo

7875 Shawnee Run Road

Cincinnati, Ohio 45243

Dear John,

On behalf of MSC.Software Corporation, I am pleased to offer you the position of Senior Vice President - Business Strategy & Operations, Secretary and General Counsel. This position reports to Bill Weyand, Chairman and CEO, and is located in Santa Ana, CA.

We are offering you a base salary of $275,000 annually, paid semi-monthly.  You will also be paid a one-time signing bonus of $25,000 promptly following your acceptance of this position.  In addition, you will also be eligible to participate in the Executive Bonus Program that is targeted at 50% of your base salary.  All payments will be subject to required tax withholding and other authorized deductions.

As part of your overall compensation package, you will receive stock options covering 150,000 shares of MSC.Software common stock, granted upon Board approval (such options to have a per share exercise price equal to the fair market value of a share of our stock on that date). Additionally, as a continuing MSC executive, you will receive a grant of stock options covering 50,000 shares of MSC.Software common stock upon the 1st anniversary of your start date (such options to have a per share exercise price equal to the fair market value of a share of our stock on that date).

You will also be granted, upon Board approval, (1) a one-time special right to purchase 50,000 shares of restricted MSC.Software common stock at a per share price of $10.00, such right exercisable only for 10 business days after your start date, and (2) 30,000 performance stock units related to MSC.Software common stock.

The options will be subject to the terms and conditions of the MSC.Software Corporation 2001 Stock Option Plan and the terms and conditions of a stock option agreement to be prepared by MSC.Software (which will be in substantially the form of stock option agreement currently used by MSC.Software with respect to ordinary employee stock option grants under such plan).  (Such terms and conditions include, without limitation, vesting requirements, termination provisions, and adjustment provisions with respect to stock splits and similar events).  MSC may, however, grant your options under its authority to make option grants other than under the 2001 Stock Option Plan, in which case your options will be subject to substantially the same terms and conditions as had they actually been granted under the 2001 Stock Option Plan.  Your restricted stock purchase right will be subject to the terms and conditions of a restricted stock purchase agreement to be prepared by MSC.Software (which will include customary investment representations and a 1-year cliff vesting requirement pursuant to which MSC.Software will have the right to repurchase (at the lower of the price you pay for the shares or the then fair market value of the shares) the shares if your employment terminates for any reason before the first anniversary of your hire date.  Your performance stock units will be subject to the terms and conditions of a performance stock unit agreement to be prepared by MSC.Software (which will include customary investment representations, a vesting requirement, and termination of the units to the extent not previously vested if your employment terminates).  In general, the performance stock units will vest only if (1) during the next two years, the closing price or last price, as applicable, per share of MSC.Software common stock as reported on the composite tape for securities listed on either the New York Stock Exchange or the NASDAQ National Market equals or exceeds $17.00 for each of at least 30 consecutive trading days, or (2) MSC.Software is sold in a transaction that results in a majority change in ownership of the company and in which the value of the per-share consideration received by the holders of the MSC.Software common stock in respect of such sale equals or exceeds $17.00.

You are eligible to receive Executive Company Benefits, (including medical, deferred compensation, and participation in our Auto allowance program) as in effect from time to time.  Your monthly auto allowance will be $1080.00 per month.  In addition, your Paid Time Off (PTO) bank accrues each pay period to a maximum of 20 days per year.

Based upon successful achievement of mutually agreed upon performance objectives within initial six (6) months of employment, the CEO will recommend to Board promotion to EVP.

If you are made a party of any legal proceeding by reason of the fact that you have served as an officer or employee of MSC, you will be entitled to indemnification by MSC to the full extent permitted by MSC’s certificate of incorporation and bylaws.  In addition, while an executive officer of MSC you will be covered by MSC’s directors and officers’ liability insurance policy (or policies) to the extent such coverage is extended to MSC’s executive officers generally.

The proposed start date for this position is Monday, March 7, 2005. Please signify your acceptance of our offer by signing the enclosed copy of this letter and faxing it to me at 714.784.4289. Please also mail a copy of the signed original to me. This offer is valid until the close of business Thursday, March 3, 2005.

By accepting your position with MSC.Software, you represent to MSC.Software that: (1) the execution and delivery of this letter agreement by you and MSC.Software and the performance by you of your duties for MSC.Software will not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which you are a party or otherwise bound; (2) that you have no information (including, without limitation, confidential information and trade secrets) of any other person or entity which you are not legally and contractually free to disclose to MSC.Software; (3) that you are not bound by any confidentiality, trade secret or similar agreement with any other person or entity.

The United States Government requires MSC.Software Corporation to verify your eligibility for U. S. employment and identity.  Proof of citizenship or immigration status and a valid Social Security card will be required upon commencement of employment.  You will also be required to sign and abide by a confidentiality and inventions agreement in the form provided to you by MSC.Software.

Although we hope that our relationship will be mutually rewarding, your employment with MSC.Software is “at-will”, which means that either you or MSC.Software can terminate the employment relationship at any time, with or without cause.  The “at-will” nature of your employment cannot be changed or modified except in writing signed by the Chief Executive Officer of MSC.Software.  This letter agreement contains all of the terms of your employment and supercedes all prior and contemporaneous negotiations and agreements with respect thereto.  There are no representations, warranties, or other agreements with respect to your employment except as expressly set forth herein.

We are looking forward to welcoming you to the MSC.Software team.  Please feel free to contact me at (714) 444-5152 if you have any questions.

Sincerely,

/s/ RICH LANDER

Rich Lander

Vice President, Human Resources

Enclosures            Benefits Summary

Offer Accepted:

/s/ JOHN A. MONGELLUZZO	3 March 2005
Signature	Date Signed

Start Date:7 March 2005

Cc: Bill Weyand